Exhibit 99.1
San Juan Basin Royalty Trust
TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116
NEWS RELEASE
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, September 20, 2005 — TexasBank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $9,146,045.52 or $0.196230 per unit, based principally upon production during the month of July 2005. The distribution is payable October 17, 2005, to unit holders of record as of September 30, 2005.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,159,752 Mcf (3,442,117 MMBtu). Dividing revenues by production volume yielded an average gas price for July 2005 of $5.96 per Mcf ($5.47 per MMBtu) as compared to $5.25 per Mcf ($4.93 per MMBtu) for June 2005. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,183,291. Lease operating expense was $2,523,979 and taxes were $1,932,786.
     This month’s distribution decreased from the prior month due primarily to increased capital costs, increased lease operating expense and decreased production volumes. Volumes were down primarily due to accrual adjustments made by Burlington Resources Oil & Gas Company LP this month due to weather-related shut-downs and unscheduled pipeline maintenance in February and March 2005.
     Compass Bancshares Inc. (NASDAQ:CBSS) announced September 19, 2005, the signing of a definitive agreement to acquire TexasBanc Holding Co., the parent company of TexasBank, in a combination that would create the fifth largest bank in Texas. Upon completion of the transaction, with combined total assets of approximately $31.1 billion and a market capitalization of $6.1 billion, Compass will rank as the 28th largest U.S. bank holding company, with operations in Texas, New Mexico, Florida, Colorado, Arizona and Alabama. The transaction, which is anticipated to be completed in January 2006, is subject to all required regulatory approvals, approval by TexasBanc shareholders and other customary conditions.

     Under the terms of the Trust’s Amended and Restated Royalty Trust Indenture, a merger or consolidation of the Trustee’s corporate powers with another bank shall not affect its right or capacity to continue to act as Trustee.

Contact:	San Juan Basin Royalty Trust Lee Ann Anderson, Vice President and Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553 Fax: (817) 735-0936

Website: www.sjbrt.com e-mail: sjt@texasbank.com